EXHIBIT 10.1

                            EarthShell Asia, Limited
                    80 East Sir Francis Drake Blvd. Suite 1A
                               Larkspur, CA 94939

                                December 9, 2005

Vincent J. Truant
Chief Executive Officer
EarthShell Corporation
1301 York Road, Suite 200
Lutherville, Maryland 21093


         Re:      Stock Purchase

Dear Vince:


         On August 22, 2005 EarthShell Asia, Limited ("EA"), and EarthShell Corporation ("EARTHSHELL") entered into a letter agreement and a Stock Purchase Agreement ("STOCK PURCHASE AGREEMENT") pursuant to which EarthShell agreed to sell and EA agreed to purchase 300,000 shares of EarthShell common stock at a price of $3.00 per share for total consideration of $900,000 and to enter into certain sublicenses. The parties hereby agree to amend and restate the August 22, 2005 letter agreement in its entirety and to amend the Stock Purchase Agreement, as set forth below.

         1. The Stock Purchase Agreement is subject to and modified by the terms and conditions set forth in this letter agreement. In the event of any inconsistency, conflict or incongruity between the August 22, 2005 letter agreement, the Stock Purchase Agreement or the five sublicense agreements described in paragraphs 3 and 4 below, on the one hand, and this letter agreement, on the other hand, the terms and conditions of this letter agreement shall govern and control. The aggregate number of shares of EarthShell common stock to be purchased by EA shall be 266,667 ("EA SHARES"), consisting of 166,667 shares which have previously been paid for (as described in paragraph 2(a)) and 100,000 shares (the purchase of which is described in paragraph 2(b)).

         2. The purchase price for the EA Shares shall be paid and the EA Shares issued as follows:

            (a) EA previously paid in full to EarthShell the sum of One Hundred Thousand Dollars ($100,000) on August 17, 2005, the sum of Two Hundred Fifty Thousand Dollars ($250,000) on August 24, 2005 and the sum of One Hundred Fifty Thousand Dollars ($150,000) on August 26, 2005 to purchase an aggregate of 166,667 shares. Concurrently with the execution and delivery of this letter agreement, EarthShell is delivering such shares in the names and in the amounts set forth on Schedule 1, subject to such persons executing an "Investor Representation" in the form attached hereto as Exhibit E.

            (b) Concurrently with the execution and delivery of this letter agreement, EA is paying to EarthShell the sum of Three Hundred Thousand Dollars ($300,000) to purchase 100,000 EA Shares. The payment of the aforementioned amount as well as payment for the EA Warrant Agreements (as defined and described in paragraph 6) to EarthShell by EA shall be a condition precedent to the effectiveness of this letter agreement.

         3. On August 22, 2005, EarthShell executed and delivered to EA four Sublicense Agreements pursuant to which EarthShell granted to EA the exclusive right to use Technology (as defined in such Sublicense Agreements) in conjunction with specified equipment to make and sell specified Food Service Disposables to Customers (as each such term is defined in such Sublicense Agreements) in China, Taiwan and certain other specified ASEAN countries (each of the foregoing being collectively referred to herein as the "ASIAN SUBLICENSE AGREEMENTS"). The validity of the Asian Sublicense Agreements is not affected by this letter agreement. EarthShell shall (a) credit EA with an amount equal to the aggregate sum of (i) $900,000 plus (ii) the total of all Technology Fees (as defined in the applicable Asian Sublicense Agreements) EA pays to EarthShell pursuant to paragraph 5 below (up to a maximum of Two Million Six Hundred Thousand Dollars ($2,600,000)) and (b) offset such credits against royalties otherwise due under the Asian Sublicense Agreements at the rate of $0.50 per dollar of otherwise payable royalties until such credits are fully utilized. EA may apply all such credits/offsets to such one or more of the Five Sublicenses as it determines. In the event of an EarthShell default on any obligation of EarthShell to a third party which could reasonably result in the termination of or interference with EA's rights under the Five Sublicenses, as defined in paragraph 4 below, EA may make such payments as are reasonably necessary to cure EarthShell's default or otherwise protect EA's rights, and may recoup all amounts so paid by offsetting such amounts against all royalties and Technology Fees otherwise payable under the Five Sublicenses, as defined in paragraph 4 below.

         4. On August 22, 2005, EarthShell executed and delivered to EA a Sublicense Agreement pursuant to which EarthShell granted to EA the exclusive right to use Technology (as defined in such Sublicense Agreement) to make and sell specified raw materials Products to Customers (as each such term is defined in such Sublicense Agreement) in China, Taiwan and certain other specified ASEAN countries and the non-exclusive right to use Technology to make and sell specified raw materials Products to Customers in the United States ("RAW MATERIALS SUBLICENSE"). The validity of the Raw Materials Sublicense is not affected by this letter agreement. The Asian Sublicense Agreements and the Raw Materials Sublicense are collectively referred to herein as the "FIVE SUBLICENSES".

         5. Within ten business days after EarthShell has demonstrated that converter Products incorporating the Technology sublicensed under a specific Asian Sublicense Agreement can be manufactured from raw materials in pelletized or bead form in commercial quantities using CPPC Public Company Limited ("CPPC") as the converter and utilizing the licensed process, EA shall pay EarthShell Four Hundred Twenty-Five Thousand Dollars ($425,000) as the Technology Fee for that Asian Sublicense Agreement. EA agrees to make the first $425,000 payment due in such separate amounts as EarthShell may designate.

         6. Concurrently with the execution and delivery of this letter agreement, EarthShell shall execute and deliver to EA warrant agreements in the form attached as Exhibit A (the "EA WARRANT AGREEMENTS") to acquire an aggregate of One Million Thirty-Three Thousand Three Hundred Thirty-Three (1,033,333) shares of the common stock of EarthShell ("WARRANT SHARES") at an exercise price of $3.90 per share, exercisable at any time and from time to time for five years from the date of issuance. The warrants for One Million Shares shall terminate if all of the sublicenses referenced above are terminated, pro rata among all the warrant holders listed below. Concurrently with the execution of this letter agreement, EA is paying EarthShell One Hundred Thousand Dollars ($100,000.00) as the purchase price of the warrants reflected by the EA Warrant Agreements. If the Registration Statement (as defined below) described in paragraph 7 is not filed by January 31, 2006, the warrant price set forth in the EA Warrant Agreements will automatically be reduced to $3.00 per share and the EA Warrant Agreements shall be deemed so amended by this provision. The warrants shall be granted 664,867 to Greg Hoffman, 363,466 to Steven L. Galvanoni, as trustee of the Steven L. Galvanoni Trust and 5,000 to Monty Waltz, subject to each such holder executing an "Investor Representation" in the form attached hereto as Exhibit E.

         7. EarthShell shall file a registration statement on Form S-1 (the "REGISTRATION STATEMENT") to register all EA Shares on or before January 31, 2006, and diligently pursue the effectiveness of such registration thereafter until the registration statement becomes effective for the offer and sale of all the EA Shares. For a maximum period of 12 months from the date hereof, no royalties otherwise due or payable by EA under any of the Five Sublicenses prior to the date that the registration statement becomes effective shall be payable and all such royalties shall be automatically waived. All Technology Fees otherwise due or payable prior to the date that the registration statement becomes effective shall be payable upon the earlier of (i) the date such registration statement becomes effective, or (ii) the one year anniversary of the date of this letter agreement. Such damages shall constitute liquidated damages for the failure of EarthShell to comply with its obligations under this paragraph 7 and shall be subject to the provisions of paragraph 13 and 19 below.

         8. Concurrently with the execution of this letter agreement, E. Khashoggi Industries, LLC ("EKI") shall execute and deliver to EA a letter agreement in the form attached as Exhibit B, pursuant to which EKI will provide certain assurances to EA as described in such letter agreement.

         9. EA intends to enter into a joint venture with CPPC or its affiliate, which joint venture intends to manufacture raw materials and to convert such raw materials into products that constitute Food Service Disposables which are covered by the Raw Materials Sublicense, as well as products that do not constitute Food Service Disposables and thus are beyond the scope of the Raw Materials Sublicense. The parties agree that it would be more efficient and economical for CPPC and EA to deal with a single licensing entity in connection with the sublicensing of the technology relating to the production of raw materials, rather than separately with EarthShell and EKI. Therefore, EarthShell agrees to negotiate with EKI an agreement pursuant to which one entity will have sole authority to deal on all matters with EA regarding all rights regarding the production of raw materials, including but not limited to those under the Amended and Restated License Agreement, dated February 28, 1995, as amended, (the "EKI LICENSE AGREEMENT"), between EKI and EarthShell, to manufacture and sell raw materials in pelletized or bead form that incorporate technology licensed to EarthShell from EKI, such agreement to be entered into within thirty days of the date of this letter agreement. No royalties otherwise due or payable by EA under any of the Five Sublicenses prior to the date that such an agreement is entered into up to an aggregate amount of Eight Million Dollars shall be payable and all such royalties up to an aggregate amount of Eight Million Dollars shall be automatically waived. All technology fees otherwise due or payable prior to the date that such an agreement is entered into shall be payable upon the date such an agreement is entered into. The royalty waiver up to an aggregate amount of Eight Million Dollars and the technology fee payment postponement shall be referred to in this paragraph as the "FEE DAMAGES". By initialing below, EarthShell and EA agree that (a) should EarthShell default as described above, EA's actual damages would be difficult and impractical to ascertain and (b) the Fee Damages are a reasonable estimate of actual damages should such a default occur and (c) EA shall be entitled to such forfeiture as liquidated damages, as EA's sole and exclusive remedy..

/s/ GH; /s/ SG                                   /s/ VJT; /s/ SH
------------------                               ------------------
EA                                               EarthShell

         10. EarthShell (a) represents and warrants to EA that, subject to EKI's rights under the EKI License Agreement and the rights granted to other sublicensees by EarthShell, it has the exclusive right to manufacture Food Service Disposables (as such term is defined in the EKI License Agreement) using the technology licensed to EarthShell under the EKI License Agreement, and (b) acknowledges that, under the terms of the EKI License Agreement, any and all technology licensed thereunder shall immediately and automatically be transferred back to EKI in the event EarthShell becomes insolvent or files a petition under the bankruptcy laws.

         11. Subject to any applicable bankruptcy laws, in the event of insolvency or bankruptcy of EarthShell, EA will automatically be entitled to receive a $3 credit/offset, equitably adjusted for any stock splits, reverse stock splits, recapitalizations or similar transactions, against all amounts otherwise due EarthShell by EA for each share purchased from EarthShell and returned to EarthShell by EA, Greg Hoffman, Steve Galvanoni or affiliated parties, not including any Warrant Shares, up to a maximum of $2.7 million and EA may apply all such credits/offsets against royalties due under such one or more of the Five Sublicenses as it determines.

         12. Concurrently with the execution and delivery of this letter agreement, EarthShell is delivering stock certificates for the 100,000 EA Shares purchased pursuant to paragraph 2(b) in the names and amounts set forth on the attached Schedule 1, subject to such persons executing an "Investor Representation" in the form attached hereto as Exhibit E. EarthShell hereby acknowledges and agrees that (a) it shall not oppose any sale by Steve Galvanoni pursuant to Rule 144 under the Securities Act of 1933 ("RULE 144") of the 300,000 shares purchased from EarthShell in 2004 by Steve Galvanoni (the "GALVANONI SHARES") and agrees to cooperate as reasonably necessary to facilitate any such sale, to the extent such sale is in compliance with Rule 144 and (b) shall not oppose the sale by the holders listed on Schedule 1 of the EA Shares or Warrant Shares pursuant to Rule 144 one year after the EA Shares or the EA Warrants are delivered and agrees to cooperate as reasonably necessary to facilitate such sale, to the extent such sale is in compliance with Rule 144. For purposes of the foregoing, EarthShell may rely on any reasonably acceptable opinion of legal counsel for Mr. Galvanoni or the holders listed on Schedule 1 of the EA Shares or EA Warrants, as applicable, to the effect that the sale of the GALVANONI SHARES or the EA Shares or the EA Warrants by the holders listed on Schedule 1, as applicable, is compliant with the requirements of Rule 144. No royalties otherwise due or payable by EA under any of the aforementioned sublicenses during the period EarthShell is obligated pursuant to this paragraph to cooperate to facilitate a stock sale pursuant to Rule 144 up to an aggregate amount of Eight Million Dollars shall be payable and all such royalties up to an aggregate amount of Eight Million Dollars shall be automatically waived during any period EarthShell is obligated pursuant to this paragraph to cooperate to facilitate a stock sale pursuant to Rule 144 but fails to do so. All technology fees otherwise due or payable during a period EarthShell is obligated to cooperate pursuant to this paragraph to facilitate a stock sale pursuant to Rule 144 but fails to do so, shall be payable at such time as EarthShell cooperates pursuant to this paragraph to facilitate such stock sale pursuant to Rule 144. The royalty waiver up to an aggregate amount of Eight Million Dollars and the technology fee payment postponement shall be referred to in this paragraph as the "FEE DAMAGES"). By initialing below, EarthShell and EA agree that (a) should EarthShell default as described above, EA's actual damages would be difficult and impractical to ascertain and (b) the Fee Damages are a reasonable estimate of actual damages should such a default occur and (c) EA shall be entitled to such forfeiture as liquidated damages, as EA's sole and exclusive remedy..

/s/ GH; /s/ SG                                                /s/ VJT; /s/ SH
------------------                                            ------------------
EA                                                            EarthShell

         13. In the event of a material default by EarthShell under the terms of this letter agreement set forth in paragraph 7 regarding the obligation of EarthShell to file a registration statement: (a) all royalties otherwise due or payable by EA under the Five Sublicenses during the period of default shall automatically be waived for a period ending on the earlier of (i) the date the default is cured, or (ii) the 12 month anniversary of the date of the default; provided, however, that any waiver of royalties caused by a failure to have the Registration Statement be declared effective shall be limited to the extent provided for in paragraph 7 and (b) no technology fees otherwise due or payable during the period of default shall be payable until the earlier of (i) the date EarthShell cures the default or (ii) the 12 month anniversary of the date of the default (the royalty waiver and the technology fee payment postponement shall be referred to in this paragraph as the "FEE DAMAGES"). By initialing below, EarthShell and EA agree that (a) should EarthShell default as described above, EA's actual damages would be difficult and impractical to ascertain and (b) the Fee Damages are a reasonable estimate of actual damages should such a default occur and (c) EA shall be entitled to such forfeiture as liquidated damages, as EA's sole and exclusive remedy.

/s/ GH; /s/ SG                                                /s/ VJT; /s/ SH
------------------                                            ------------------
EA                                                            EarthShell

         14. EarthShell agrees that only EA will negotiate with CPPC with respect to the sublicensing of the technology described in paragraph 9, and EarthShell will not negotiate with CPPC or any affiliate thereof (other than
EA), without the prior consent of EA, prior to or during the existence of the joint venture between EA and CPPC, or any affiliate thereof, to avoid confusion or conflicting communications and that any and all future business opportunities, agreements and business with CPPC or any affiliate thereof shall only be through EA; provided, however, that if all of the Five Sublicenses are terminated, EarthShell shall be able to communicate and negotiate with CPPC or any affiliate thereof without restriction. EarthShell shall be liable for all actual damages proven by EA for any breach by EarthShell of its obligations under this paragraph 14. An authorized representative of EA shall provide briefings to an authorized representative of EarthShell on the status of the joint venture negotiations as often as reasonably necessary to execute under the sublicenses, but not less often than monthly.

         15. Concurrently with the execution of this letter agreement, EarthShell shall execute and deliver to each of the purchasers of EA Shares listed on Schedule 1, and such purchasers shall execute and deliver to EarthShell, an Investor Rights Agreement in the form attached as Exhibit D.

         16. In consideration of the terms and provisions of this letter agreement, EA, for itself and on behalf of its directors, managers, officers, employees, beneficial owners, successors and assigns, shall and hereby does forever relieve, release, waive and discharge EarthShell and its past and present affiliates and other related entities (including EKI), and their respective directors, officers, employees, agents, heirs, assigns attorneys and representatives (the "EARTHSHELL PARTIES") of any defaults, claims, debts, liabilities, demands, obligations, promises, agreements, costs, expenses, damages, actions, causes of action or otherwise relating to or arising out of EarthShell's failure to file or have declared effective the registration statement required to be filed pursuant to Section 3 of the Stock Purchase Agreement and (b) EA shall indemnify, defend and hold harmless the EarthShell Parties against any losses, claims, damages, or liabilities (joint or several) ("CLAIMS") to which they may become subject insofar as such Claims or actions in respect thereof arise out of or are based upon the fact that EarthShell has issued or delivered the EA Shares, the EA Warrant Agreements or the Warrant Shares to the individuals set forth on Schedule 1 instead of issuing and delivering the EA Shares, the EA Warrant Agreements or the Warrant Shares to EA directly.

         17. Each person executing this letter agreement represents and warrants that he is duly authorized and has legal capacity to execute and deliver this letter agreement and each of the documents to be executed and delivered pursuant to this letter agreement on behalf of the entity for which he is signing. Each party represents and warrants to the other that the execution and delivery of this letter agreement and the performance of such party's obligations hereunder have been duly authorized and that the letter agreement and each of the documents to be executed and delivered pursuant to this letter agreement are binding on such party and enforceable in accordance with its terms, subject to the applicable bankruptcy laws of any jurisdiction.

         18. In order for EA to be certain that EA's rights under the Five Sublicenses are not subject to or subordinate to the rights of any third party, EarthShell agrees, subsequent to the execution of this letter agreement, to provide EA assurances that the Five Sublicenses are free and clear of any rights or encumbrances of third parties which might result in termination of or interference with the rights granted to EA under the Five Sublicenses. To provide such assurances, EarthShell agrees to negotiate after the execution of this letter with all parties which may arguably have such possibly intervening rights or encumbrances written agreements pursuant to which such parties subordinate their rights to the rights of EA or agree to recognize and not disturb the rights of EA under the Five Sublicenses, all such agreements to be entered into within thirty days of the date of this letter agreement. No royalties or Technology Fees otherwise due or payable by EA under any of the Five Sublicenses prior to the date that such agreements are entered into shall be payable and all such royalties and Technology Fees shall be placed in an interest bearing escrow account and shall either (a) be released to EarthShell on the date that such agreements are entered into by EarthShell or (b) used by EA to cure EarthShell's default or otherwise protect EA's rights pursuant to paragraph 3 above, as applicable.

/s/ GH; /s/ SG                                                /s/ VJT; /s/ SH
------------------                                            ------------------
EA                                                            EarthShell


         19. Notwithstanding any provision to the contrary in this letter agreement or the agreements and letters to be delivered pursuant to the terms of this letter agreement, if EarthShell defaults under the terms of this letter agreement and/or the agreements and letters to be delivered pursuant to the terms of this letter agreement, EA, each of the signatories to the agreements delivered hereby, and each of holders of the EA Shares or EA Warrants, individually and collectively, shall under no circumstances be entitled to recover or collect directly from EarthShell, whether by Fee Damages or judgment for damages or otherwise, an aggregate amount for any and all EarthShell defaults which exceeds the total of (i) $900,000, plus (ii) the total of all Technology Fees paid by EA to EarthShell under the terms of the Asian Sublicense Agreements, plus (iii) the total of all royalties paid by EA to EarthShell under the terms of the Five Sublicenses prior to the date of such collection or recovery. To the extent one or more judgments is not satisfied in full directly from EarthShell because of the foregoing limitation on EarthShell's direct liability, the balance or balances may be withheld by EA from future Technology Fee or royalty payments otherwise due from EA to EarthShell under the terms of the Five Sublicenses and applied by EA to such balance or balances, whether the balance or balances are owed to EA, a signatory to the agreements delivered hereby, or to a holder of EA Shares or EA Warrants.

                                  EARTHSHELL ASIA, LIMITED,
                                    a Hong Kong limited liability company

                                  By:  /s/ Greg C. Hoffman
                                       ---------------------------------------
                                  Name:  Greg C. Hoffman
                                  Title: Managing Director

                                  By:  /s/ Steve Galvanoni
                                       ---------------------------------------
                                  Name:  Steve Galvanoni
                                  Title:


Agreed to and accepted:

EARTHSHELL CORPORATION,
  a Delaware corporation

By:  /s/ Vincent J. Truant
     -----------------------------------
Name:  Vincent J. Truant
Title: Chief Executive Officer

By:  /s/ Scott Houston
     -----------------------------------
Name:  Scott Houston
Title: Chief Financial Officer


cc:      Steve Galvanoni
         Bryant L. Young

                                   SCHEDULE 1

                              SCHEDULE OF INVESTORS

166,667 PREVIOUSLY PURCHASED EA SHARES
--------------------------------------


NAME                                                        NUMBER OF SHARES
----------------------------------------------------------- -----------------
Ying Wang                                                   83,333
----------------------------------------------------------- -----------------
Monty Waltz                                                 33,333
----------------------------------------------------------- -----------------
Steven L. Galvanoni,                                        33,333
as trustee of the Steven L. Galvanoni Trust
----------------------------------------------------------- -----------------
Greg Hoffman                                                16,668
----------------------------------------------------------- -----------------
         TOTAL                                              166,667
----------------------------------------------------------- -----------------

100,000 ADDITIONAL EA SHARES
----------------------------

NAME                                                        NUMBER OF SHARES
----------------------------------------------------------- -----------------
Steven L. Galvanoni,                                        50,000
as trustee of the Steven L. Galvanoni Trust
----------------------------------------------------------- -----------------
Greg Hoffman                                                50,000
----------------------------------------------------------- -----------------
         TOTAL                                              100,000
----------------------------------------------------------- -----------------